EXHIBIT (4)(b)


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                             FIRST UNION CORPORATION


                                       AND


                  BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION

                                   as Trustee


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                          FOURTH SUPPLEMENTAL INDENTURE

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                            Dated as of July 7, 2000




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          FOURTH SUPPLEMENTAL INDENTURE, dated as of July 7, 2000, between FIRST
UNION CORPORATION, a corporation duly organized and existing under the laws of the State of North Carolina (herein called the "Company"), having its principal office at One First Union Center, Charlotte, North Carolina, and BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States, as Trustee (herein called the "Trustee").

          The Company has heretofore executed and delivered to The Bank of New York (formerly Irving Trust Company) (i) an Indenture, dated as of March 15, 1986, providing for the issuance from time to time of its unsecured debentures, notes and other evidences of indebtedness (herein and therein called the "Securities"), to be issued in one or more series as in the Indenture provided,
(ii) a First Supplemental Indenture thereto, dated as of August 1, 1990, (iii) a Second Supplemental Indenture thereto, dated as of November 15, 1992, and the Company has heretofore executed and delivered to Harris Trust and Savings Bank a Third Supplemental Indenture, dated as of February 9, 1996 (such Indenture, as so amended and supplemented, the "Indenture"). All terms used in this Fourth Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

          The Company, The Bank of New York and Harris Trust and Savings Bank entered into that Instrument of Resignation, Appointment and Acceptance, dated as of February 7, 1996, whereby The Bank of New York resigned as trustee under the Indenture and the Company appointed Harris Trust and Savings Bank as trustee under the Indenture and Harris Trust and Savings Bank accepted such appointment as trustee under the Indenture. The Company, The Bank of New York, as successor to Harris Trust and Savings Bank, and Bank One Trust Company, National Association have entered into that Instrument of Resignation, Appointment and Acceptance, dated as of July 7, 2000, whereby The Bank of New York has resigned as trustee under the Indenture and the Company has appointed Bank One Trust Company, National Association as trustee under the Indenture and Bank One Trust Company, National Association has accepted such appointment as trustee under the Indenture.

          Section 901(10) of the Indenture provides, among other things, that the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into an indenture supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture; provided such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect.

          The Company desires and has requested the Trustee to join with it in the execution and delivery of this Fourth Supplemental Indenture for the purpose of amending the Indenture in certain respects with respect to the Securities.

          The Company represents that all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

                                    AGREEMENT
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NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:
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          For and in consideration of the premises contained herein, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities of any series thereof, as follows:

                                   ARTICLE ONE
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          Section 101. The definition of "Bank" set forth in Section 101 is amended in its entirety to read as follows:

                    "'Bank' means First Union National Bank and its successors (whether by consolidation, merger, conversion, transfer of substantially all of their assets and business or otherwise)."

          Section 102. The definition of "Corporate Trust Office" set forth in
Section 101 is amended in its entirety to read as follows:

                    "'Corporate Trust Office' means the principal office of the Trustee in the Borough of Manhattan, The City of New York, at which at any particular time its corporate trust business shall be administered."

                                   ARTICLE TWO
                                   -----------

          Section 201. This instrument shall be governed by and construed in accordance with the laws of the State of New York.

          Section 202. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                           FIRST UNION CORPORATION



____________________              By_______________________


Attest:                           BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION



____________________              By_______________________
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STATE OF NORTH CAROLINA  )
                         ) ss.:
COUNTY OF MECKLENBURG    )

                  On the 7th day of July, 2000, before me personally came Thomas
J. Wurtz, to be known, who, being duly sworn, did depose and say that he is Senior Vice President of FIRST UNION CORPORATION, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.



_____________________
NOTARY PUBLIC
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STATE OF _______________         )
                                 ) ss.:
COUNTY OF ______________         )

                  On the 7th day of July, 2000, before me personally came Steve Husbands, to be known, who, being duly sworn, did depose and say that he is _____________________ of BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.



______________________
NOTARY PUBLIC